Exhibit 99.7

      THIS STOCK OPTION AGREEMENT is made as of August 9, 2004.

BETWEEN:

            INFOWAVE SOFTWARE, INC., a body corporate duly incorporated in the Province of British Columbia and having an office at 4664 Lougheed Highway, Suite 200, Burnaby, BC, V5C 5T5 (the "Company")

                                                               OF THE FIRST PART

AND:

            Jerry Trooien
            --------------------------------------------------------------------

            --------------------------------------------------------------------

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      (the "Optionee")

                                                              OF THE SECOND PART

      WHEREAS:

      A. the Company wishes to encourage the best efforts of the Optionee and to recognize the Optionee's efforts by granting to the Optionee an option to purchase shares in the capital stock of the Company; and

      B. the Company has adopted a Stock Option Plan (the "Stock Option Plan") under which incentive options of the Company are to be granted;

      NOW THEREFORE in consideration of the mutual covenants and agreements herein, the parties agree as follows:

      1. For the purposes of this Agreement, all references to the "Company" will include all subsidiaries, if any, of the Company.

      2. The Optionee represents and warrants that the Optionee is one or more of the following (any of which are referred to herein as a "qualifying relationship"):

            (a) a Director of the Company or a corporation wholly owned by a Director of the Company;

            (b) a Senior Officer (as that term is defined in the Securities Act (British Columbia))(1) (the "Act") of the Company or a corporation wholly owned by a Senior Officer of the Company;

            (c) an employee of the Company, or a corporation providing services to the Company wholly owned by an employee, by meeting the criteria of one of the following categories:

                  (i) the Company is making employee deductions at source for the Optionee (eg: income tax, UIC, CPP);

                  (ii) the Optionee is a full-time dependent contractor spending approximately 35 hours or more per week working for the Company, and carrying nut all such work under the control and direction of Company's management; or

                  (iii) the Optionee is a part-time dependent contractor who works for the Company on a continuing and regular basis for a minimum amount of time per week and carries out all such work under the control and direction of Company's management; and/or

            (d) a consultant of the Company who provides ongoing consulting services to the Company under a written contract, possesses technical, business or management expertise of value to the Company, spends a significant amount of time and attention on the business and affairs of the Company, and has a relationship with the Company that enables the individual to be knowledgeable concerning the business and affairs of the Company.

      3. If the Optionee is a corporation, the Optionee represents and warrants that the execution of this Agreement and all related documents by the Optionee have been duly authorized, and the Optionee has the full power and capacity to enter into this Agreement.

      4. If the Optionee is an employee, the Company represents and warrants that the Optionee is a bona fide employee of the Company, which Optionee is providing services to the Company.

      5. The Company hereby grants to the Optionee an option (the "Option") to purchase all or any portion of 300,000 fully paid common shares (the "Optioned Shares") of the Company from treasury, exercisable at the price of C$0.12 per share (the "Exercise Price") which shall vest (i.e. become exercisable) as to 1/12th of the options on September 9, 2004 and at a rate of 1/12th of the total options on each month thereafter so that all such options will be vested by August 9, 2005, and which shall expire on August 9, 2009 (the "Expiry Date").

      6. The Option is exercisable by notice in writing to the Company accompanied by a certified cheque in favour of the Company for the full amount of the purchase price of the shares

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(1)   A Senior Officer of the Company includes the five highest paid employees
      (officers are deemed employees for purposes of this determination), but excludes commissioned salespersons who do not act in a managerial capacity.


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

being then purchased at least 24 hours in advance of the termination or expiry of the Option; provided that if the Optionee is an employee, the Optionee will have satisfied the conditions precedent, if any, to the exercise of the Option set out in any existing employment or services agreement between the parties. When due notice and payment are received, the Company covenants and agrees to issue and deliver to the Optionee share certificates in the name of the Optionee for the number of shares so purchased.

      7. This is an option agreement only and does not impose upon the Optionee any obligation to take up and pay for any of the Optioned Shares.

      8. The Option is not transferable or assignable by the Optionee otherwise than by Will or the law of intestacy and the Option may be exercised during the lifetime of the Optionee only by the Optionee.

      9. If the Optionee should die while a Director, Senior Officer, employee or consultant of the Company, the Option may then be exercised by the legal heirs or personal representatives of the Optionee, to the same extent as if the Optionee were alive and a Director, Senior Officer or employee of the Company for a period not exceeding the earlier of 6 months after the death of the Optionee, or the Expiry Date but only for such shares as the Optionee was entitled to at the date of the death of the Optionee.

      10. Subject to paragraphs 8 and 9 hereof, the Option will terminate on the earlier of 30 days after the Optionee ceases to be in a qualifying relationship with the Company, and the Expiry Date. For greater certainty, the Option also terminates 30 days after the disposition of a controlling interest in a subsidiary, if such disposition severs the qualifying relationship of the Optionee to the Company.

      11. If the Optionee's qualifying relationship to the Company is terminated by the Directors for cause, or terminated by regulatory sanction or by reason of judicial order, the Option will immediately expire. The Option is also immediately terminable by the Directors if the Optionee has voluntarily severed his qualifying relationship prior to termination taking effect under this section. The Optionee acknowledges that the Company is under no obligation to provide advance notice of the termination of the Option.

      12. In the event of any subdivision, consolidation or other change in the share capital of the Company while any portion of the Option is outstanding, the number of shares under option to the Optionee and the price thereof will be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company. For greater certainty, upon a consolidation of capital of the Company, the number of Optioned Shares will be reduced by dividing the number of outstanding Optioned Shares by the consolidation ratio, and multiplying the Exercise Price by the consolidation ratio.

      13. The Optionee covenants and agrees to complete, execute and deliver to the Company any and all such documents as may be necessary to carry out the intent of this Agreement


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

      14. The Company hereby covenants and agrees that it will reserve in its treasury sufficient shares to permit the issuance and allotment of shares to the Optionee in the event the Option is exercised.

      15. Time will be of the essence of this Agreement.

      16. This Agreement will enure to the benefit of or be binding upon the Company, its successors and assign and the Optionee and the Optionee's personal representatives to the extent provided in paragraph 9.

      17. This Agreement may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered shall be deemed to be an original and all of which together shall constitute one instrument.

      18. The grant of the Option provided within this Agreement is subject to regulatory, and, if necessary, shareholder approval. The Option granted within this Agreement may not be exercised until all regulatory and shareholder approvals have been obtained.

      19. This Agreement is subject to the terms and conditions or the Stock Option Plan and, in the event of any inconsistency or contradiction between the terms of this Agreement and the Stock Option Plan, the terms f the Stock Option Plan shall govern.

      IN WITNESS WHEREOF the parties have hereunto caused these presents to be executed as of the day and year first above written.

                                             INFOWAVE SOFTWARE INC.


                                             By: /s/ George Reznik
                                                 -------------------------------
                                                 Authorized Signatory


                                                 /s/ Jerry Trooien
                                                 -------------------------------
                                                 Jerry Trooien


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